INDEPENDENT AUDITORS' REPORT

To the Directors of Fossil, Inc.:

        We have audited the consolidated financial statements of Fossil, Inc. and subsidiaries as of January 5, 2002 and December 30, 2000, and for each of the three years in the period ended January 5, 2002, and have issued our report thereon dated February 25, 2002; such consolidated financial statements and report are included in your 2001 Annual Report to Stockholders and are incorporated herein by reference. Our audits also included the consolidated financial statement schedule of Fossil, Inc. and subsidiaries listed in Item 14. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
February 25, 2002